Exhibit 5.1
February 10, 2011
Callon Petroleum Company
200 North Canal Street
Natchez, Mississippi 39120
Ladies and Gentlemen:
We have acted as counsel for Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the sale by the Company of 9,000,000 shares (the “Firm Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), and up to an additional 1,350,000 additional shares of Common Stock pursuant to the Underwriters’ option to purchase additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) pursuant to that certain Underwriting Agreement, dated February 10, 2011 (the “Underwriting Agreement”), by and between the Company and Johnson Rice & Company L.L.C., as representative of the underwriters named therein (the “Underwriters”).
In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Company; (ii) the Registration Statement on Form S-3 (Registration No. 333-148680) with respect to the Shares being sold by the Company (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated April 28, 2008 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus, dated February 7, 2011, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and (v) certificates of certain public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In addition, we reviewed such questions of law as we considered appropriate.
In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Shares will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued by the Company and paid therefore by the Underwriters, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Haynes and Boone, LLP

Haynes and Boone, LLP